Exhibit 99.1

           National Beverage Corp. Reports Mid-Year Results

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 14, 2004--National Beverage Corp. (AMEX:FIZ) today announced results for its second quarter and six-month period ended October 30, 2004. For the six months, sales were $271.4 million with earnings of $13.0 million, or $.35 per share. For the comparable period in the prior year, sales were $275.0 million and earnings were $12.5 million, or $.34 per share. For the second quarter ended October 30, 2004, sales totaled $124.9 million with earnings of $4.1 million or $.11 per share.
    "The extreme challenges over the past year with war - economic uncertainties, hurricanes and the general state of consumer anxiety has produced a softness in the traditional carbonated soft drink industry," stated Nick A. Caporella, Chairman and Chief Executive Officer.
    "Our Company, while affected, has more agility at its disposal due to the hybrid makeup of its operations. We are not totally dependent on cola, dominant packaging or one soft-drink brand and thus...
have the distinctive advantage of diversification within our TOTAL BEVERAGE COMPANY to sustain us during this 'soft' period," Caporella continued.
    "Comments previously made concerning our 'performance' for FY 2005 as the possible best in our Company's history... in many ways still stands, but 'never before circumstances' and historically high oil prices did and will affect financial results," Caporella stated.
    "Performance of the Company's brands and the Rip It(R) energy-fuel product introduction are very much on track, but did not offset 'allied branded' declines. We will focus on additional pricing initiatives, new higher-margin product launches and more stringent criteria on the 'allied branded' business. 'Opportunistically sound' and armed for the challenges ahead is our 'mission call today'," concluded Caporella.
    National Beverage is a TOTAL BEVERAGE COMPANY that produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).
    Fun & Flavor...the National Beverage Way



                       National Beverage Corp.
    Consolidated Results for the Three Months and Six Months Ended
                October 30, 2004 and November 1, 2003
               (in thousands, except per share amounts)

                        Three Months Ended        Six Months Ended
                      -----------------------  -----------------------
                      October 30, November 1,  October 30, November 1,
                         2004        2003         2004        2003
                      ----------- -----------  ----------- -----------

Net Sales               $124,858    $129,373     $271,370    $275,038
                      =========== ===========  =========== ===========

Net Income                $4,120      $4,021      $12,976     $12,471
                      =========== ===========  =========== ===========

Net Income Per Share:
  Basic                     $.11        $.11         $.35        $.34
                      =========== ===========  =========== ===========
  Diluted                   $.11        $.11         $.34        $.33
                      =========== ===========  =========== ===========

Average Common
 Shares Outstanding:
  Basic                   37,574      36,854       37,567      36,844
                      =========== ===========  =========== ===========
  Diluted                 38,240      38,138       38,252      38,138
                      =========== ===========  =========== ===========


    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.


    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922